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As filed with the Securities and Exchange Commission on November 3, 2003

Registration Statement No. 333-109652

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARTISOFT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	86-0446453 (I.R.S. Employer Identification Number)

5 Cambridge Center
Cambridge, Massachusetts 02142
(617) 354-0600
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

DUNCAN G. PERRY
Chief Financial Officer
Artisoft, Inc.
5 Cambridge Center
Cambridge, Massachusetts 02142
(617) 354-0600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
PETER B. TARR, ESQ.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐ __________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐ __________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Artisoft hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Artisoft shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	5,254,004(1)	$3.39(3)	$17,811,073.56(3)	$1,450(5)

Common Stock, $0.01 par value per share	2,971,433(2)	$2.995(4)	$8,899,441.84(4)	$720(5)

(1)
Includes (a) 2,627,002 shares (the "Series C Conversion Shares") of Artisoft's Common Stock, $0.01 par value per share (the "Common Stock"), issuable upon conversion of an aggregate of 2,627,002 shares (the "Series C Shares") of Artisoft's Series C Convertible Preferred Stock, $1.00 par value per share, (b) 2,627,002 shares (the "Warrant Shares") of Common Stock issuable upon exercise of warrants to purchase an aggregate of 2,627,002 shares of Common Stock (the "Warrants"), and (c) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Series C Shares and upon exercise of the Warrants as a result of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act. In this registration statement, unless otherwise noted, all Common Stock shares per share and other data reflect Artisoft's one-for-six reverse split of its Common Stock effected on April 22, 2003, notwithstanding the date of any such reference.
(2)
Includes (a) 660,328 shares (the "Common Shares") of Common Stock (in addition to the 317,466 shares previously registered on a registration statement on Form S-3 (File No. 333-100756)), (b) 2,311,105 shares (the "Series B Conversion Shares") of Common Stock (in addition to the 1,111,112 shares previously registered on registration statements on Form S-3 (File Nos. 333-71014, 333-75342 and 333-100756)) issuable upon conversion of an aggregate of 2,800,000 shares (the "Series B Shares") of Artisoft's Series B Convertible Preferred Stock, $1.00 par value per share, and (c) an indeterminate number of additional shares of Common Stock as may from time to time be issued with respect to the Common Shares or become issuable upon conversion of the Series B Shares as a result of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.
(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the per share high and low sale prices of the Common Stock on the NASDAQ SmallCap Market on October 8, 2003.
(4)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the per share high and low sale prices of the Common Stock on the NASDAQ SmallCap Market on October 30, 2003.
(5)
Pursuant to Rule 429 under the Securities Act and as further described below under the heading "Statement Pursuant to Rule 429(b)", 520,000 shares of Common Stock previously registered under Artisoft's registration statement on Form S-3 (File No. 333-71014), 413,333 shares of Common Stock previously registered under Artisoft's registration statement on Form S-3 (File No. 333-75342) and 961,911 shares of Common Stock previously registered under Artisoft's registration statement on Form S-3 (File No. 333-100756) are being included in the prospectus included in this registration statement. Registration fees of $1,701, $904 and $239 have been paid previously with respect to such securities. The registration fee of $1,450 relates solely to the registration of 5,254,004 shares of Common Stock not previously registered and was paid previously on October 10, 2003. The registration fee of $720 relates solely to the registration of 2,971,433 shares of Common Stock not previously registered.

 STATEMENT PURSUANT TO RULE 429(b)

        Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement also relates to an aggregate of 1,895,244 shares of Common Stock previously registered but not sold under Artisoft's registration statement on Form S-3 (File No. 333-71014), which became effective on October 31, 2001, its registration statement on Form S-3 (File No. 333-75342), which became effective on January 14, 2002, and its registration statement on Form S-3 (File No. 333-100756), which became effective on October 22, 2003. This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 3 to the registration statement on Form S-3 (File No. 333-71014), post-effective amendment no. 2 to the registration statement on Form S-3 (File No. 333-75342) and post-effective amendment no. 1 to the registration statement on Form S-3 (File No. 333-100756) (together, the "Post-Effective Amendments"). Such Post-Effective Amendments shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act. A registration fee of $1,701 was paid in connection with the registration of the 520,000 shares of Common Stock previously registered under the registration statement on Form S-3 (File No. 333-71014) that remain eligible to be sold as of the date of the filing of this registration statement. A registration fee of $904 was paid in connection with the registration of the 413,333 shares of Common Stock previously registered under the registration statement on Form S-3 (File No. 333-75342) that remain eligible to be sold as of the date of the filing of this registration statement. A registration fee of $239 was paid in connection with the registration of the 961,911 shares of Common Stock previously registered under the registration statement on Form S-3 (File No. 333-100756) that remain eligible to be sold as of the date of the filing of this registration statement. If any such previously registered securities are sold under the registration statements on Forms S-3 (File Nos. 333-71014, 333-75342 and 333-100756) prior to the effective date of this registration statement, they will not be included in the prospectus included in this registration statement. Subject to any such sales prior to the effective date of this registration statement, the aggregate of 1,895,244 shares of Common Stock remaining unsold from the registration statements on Form S-3 (File Nos. 333-71014, 333-75342 and 333-100756) are hereby combined with the 8,225,437 shares of Artisoft's Common Stock registered pursuant to this registration statement to enable the offer and sale of an aggregate of 10,120,681 shares of Artisoft's Common Stock pursuant to the prospectus included in this registration statement.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2003

PROSPECTUS

        ARTISOFT, INC.

10,120,681 SHARES OF COMMON STOCK

        This prospectus relates to resales of:

  •
  3,422,217 shares of our common stock issuable upon conversion of 2,800,000 shares of our series B preferred stock issued pursuant to a purchase agreement dated as of August 8, 2001;

  •
  466,666 shares of our common stock issuable upon exercise of warrants to purchase 466,666 shares of our common stock issued pursuant to a purchase agreement dated as of August 8, 2001;

  •
  977,794 shares of our common stock issued pursuant to a purchase agreement dated as of August 8, 2002;

  •
  2,627,002 shares of our common stock issuable upon conversion of 2,627,002 shares of our series C preferred stock issued pursuant to a purchase agreement dated as of June 27, 2003; and

  •
  2,627,002 shares of our common stock issuable upon exercise of warrants to purchase 2,627,002 shares of our common stock issued pursuant to a purchase agreement dated as of June 27, 2003.

        The securities described above were issued to several investors who we refer to in this prospectus, along with their pledgees, donees, transferees or other successors in interest, as the selling stockholders. This offering is not being underwritten.

        All of the shares being offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock in this offering. However, upon any exercise of the warrants issued pursuant to the purchase agreement dated as of August 8, 2001 or the purchase agreement dated as of June 27, 2003 by payment of cash, we will receive the exercise price of the warrants. As of the date of this prospectus, the per share exercise price of the warrants issued pursuant to the August 8, 2001 purchase agreement is $1.50 and the per share purchase price of the warrants issued pursuant to the June 27, 2003 purchase agreement is $1.88.

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on the NASDAQ SmallCap Market under the symbol "ASFT". On October 30, 2003, the closing sale price of the common stock on the NASDAQ SmallCap Market was $3.08 per share. You are urged to obtain current market quotations for the common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. you should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors", beginning on page 9. References in this prospectus to "Artisoft", "we", "us" and "our" refer to Artisoft, Inc. and its subsidiaries, unless the context otherwise requires.

Artisoft, Inc.

        Artisoft sells, markets, supports and develops TeleVantage, a software-based phone system. The TeleVantage system provides call control functionality similar to a private branch exchange, including voicemail, call forwarding, an automated phone directory and a number of other telephony technologies. TeleVantage bundles these features together into a single integrated solution. The TeleVantage system is built upon an open architecture that requires no proprietary hardware. It works with standard computer servers, non-proprietary telephone handsets and standard Intel voice-processing boards. TeleVantage is designed to allow organizations to improve customer service, increase call productivity and significantly decrease the cost of maintaining their telephone systems.

        We market and sell TeleVantage in domestic and international markets.

        We were incorporated in Arizona in November 1982 and reincorporated in Delaware in July 1991.

        Our executive offices are located at 5 Cambridge Center, Cambridge, Massachusetts 02142, our telephone number is (617) 354-0600 and our Internet address is www.artisoft.com. The information on our Internet website is not incorporated by reference in this prospectus.

The Offering

Common stock offered by selling stockholders	10,120,681 shares
Use of proceeds	Artisoft will not receive any proceeds from the sale of shares in this offering. However, upon any exercise of the warrants issued pursuant to the purchase agreement dated as of August 8, 2001 or the purchase agreement dated as of June 27, 2003, by payment of cash, we will receive the exercise price of the warrants. As of the date of this prospectus, the per share exercise price of the warrants issued pursuant to the August 8, 2001 purchase agreement is $1.50 and the per share purchase price of the warrants issued pursuant to the June 27, 2003 purchase agreement is $1.88.
NASDAQ SmallCap Market symbol	"ASFT".

        All of the shares being offered by this prospectus are being offered by the selling stockholders.

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Recent Developments

Series C Financing

        On June 27, 2003 we entered into a purchase agreement with several investors. Under the purchase agreement, we agreed to issue and sell an aggregate of 2,627,002 shares of series C convertible preferred stock at a per share purchase price equal to $1.50 and warrants to purchase an aggregate of 2,627,002 shares of common stock at an initial per share price equal to $1.88. We completed this financing on September 10, 2003. We received gross proceeds from the issuance and sale of series C convertible preferred stock in this financing in the amount of $3,940,503.

        The shares of series C preferred stock are initially convertible into a like number of shares of common stock, subject to adjustment. Each share of series C preferred stock will generally receive .8152 of a vote, subject to adjustment, when voting on matters presented for the approval of Artisoft's stockholders. The holders of the series C preferred stock, as a class, are also entitled to elect a director of Artisoft.

        On September 12, 2003, the holders of the series C preferred stock elected Steven C. Zahnow as an Artisoft director pursuant to these class voting rights. Mr. Zahnow has served as the managing member of Zahnow Group, LLC, the general partner of Zahnow Partners LP, a hedge fund, since 1997. In addition, Mr. Zahnow is a partner of RRS & Company, an investment firm. An affiliate of Mr. Zahnow was the majority investor in the financing. Following the financing, Mr. Zahnow may be deemed to beneficially own approximately 9.9% of Artisoft's Common Stock and 53.3% of its series C preferred stock.

        The warrants will expire on June 27, 2010. The expiration date, the per share exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment in certain events.

Reverse Stock Split

        On April 22, 2003, our stockholders approved and we completed a one-for-six reverse split of our common stock.

        As a result of the reverse stock split, every six shares of our common stock combined into one share of common stock. The reverse stock split affected all shares of common stock issued as of immediately prior to its effective time. We paid cash in the amount of $2.22 per share in lieu of fractional shares. Appropriate adjustments were made to our outstanding common stock purchase warrants and the conversion ratio of our outstanding shares of series B preferred stock to reflect the reverse stock split.

        The reverse stock split reduced from approximately 18 million to approximately 3 million the number of outstanding shares of our common stock. The par value of our common stock remained at $0.01 per share, and the number of shares of common stock authorized for issuance under our certificate of incorporation remained at 50 million shares.

        In this prospectus, unless otherwise noted, all common stock share, per share and other data reflect the one-for-six reverse split, notwithstanding the date of such reference.

Change in Control

        Summary.    In August and November 2001, Artisoft completed a series B preferred stock and common stock purchase warrant financing. In September 2002, Artisoft completed a common stock financing. In each of these financings, either a majority or all of the securities were purchased by affiliates of Austin W. Marxe and David M. Greenhouse.

        Following the 2001 financing, Messrs. Marxe and Greenhouse beneficially owned approximately 21.1% of our common stock and controlled the election of up to two members of our board of directors. Following the September 2002 financing, Messrs. Marxe and Greenhouse beneficially owned approximately 36.3% of our common stock and controlled the election of up to three members of our board of directors.

        In September 2003, we completed a series C preferred stock and common stock purchase warrant financing. Neither Messrs. Marxe and Greenhouse nor any of their affiliates purchased securities in our September 2003 financing. We completed the September 2003 financing following the authorization and approval of the financing by our stockholders at a special meeting held in September 2003. Affiliates of Messrs. Marxe and Greenhouse holding Artisoft securities beneficially owned by Messrs. Marxe and Greenhouse were parties to a voting agreement under which they agreed to vote all of their Artisoft securities to authorize and approve the financing.

        Following the September 2003 financing, due to the effects of the financing on the antidilution and purchase price adjustment terms applicable to the Artisoft securities beneficially held by Messrs. Marxe and Greenhouse, Messrs. Marxe and Greenhouse beneficially owned approximately 65.5% of our common stock and continued to control the election of up to three of our directors.

        Messrs. Marxe and Greenhouse's acquisition of beneficial ownership of Artisoft securities and additional director rights in our September 2002 financing and the increase in Messrs. Marxe and Greenhouse's beneficial ownership interest in Artisoft as a result of the effects of our September 2003 financing on the antidilution and purchase price protection terms applicable to Messrs. Marxe and Greenhouse's Artisoft securities may each individually, or both together, constitute a change in control of Artisoft. To our knowledge, no other entity or group possesses a similar degree of control over Artisoft. The extent of the control over Artisoft held by Messrs. Marxe and Greenhouse is described in further detail below.

        2001 Financing.    On August 8 and November 14, 2001, each of Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. participated in a financing of Artisoft in which these investors purchased an aggregate of 2,100,000 shares of our series B preferred stock and warrants to purchase an aggregate of 350,000 shares of our common stock at a per share exercise price equal to $22.50. Each of these investors is an affiliate of Messrs. Marxe and Greenhouse.

        Each outstanding share of our series B preferred stock may be voted on a basis equal to the number of shares of common stock into which it converts. Immediately following the 2001 financing, each share of series B preferred stock converted into approximately .1667 of a share of common stock. Assuming the conversion of all of the investors' shares of series B preferred stock into common stock and the exercise of all of the investors' warrants, immediately following the 2001 financing Austin W. Marxe and David M. Greenhouse held an aggregate beneficial ownership interest in our common stock of approximately 21.1%, consisting of, in the aggregate:

  •
  2,100,000 shares of our series B preferred stock, representing 75% of our outstanding shares of series B preferred stock and convertible into approximately 350,000 shares of our common stock; and

  •
  warrants to purchase 350,000 shares of our common stock at a per share purchase price equal to $22.50.

        In addition, pursuant to our certificate of incorporation, the holders of series B preferred stock have the right, as a class, to elect two directors to our board of directors. Under an agreement among Artisoft and the holders of the series B preferred stock, Special Situations Fund III, L.P. has the right to select the directors to be elected by the holders of the series B preferred stock.

        Effective as of August 28, 2002, the holders of our series B preferred stock elected Robert J. Majteles to our board of directors. Prior to the election of Mr. Majteles to our board of directors, the board of directors comprised five directors. As of August 28, 2002, our board of directors comprised six directors, including Mr. Majteles. Mr. Majteles is the managing member of Treehouse Capital, LLC, an investment firm. Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse Capital, LLC pursuant to which Treehouse Capital, through Mr. Majteles, provides management and financial advisory services for the funds on request. Pursuant to this agreement, the funds pay Treehouse Capital a retainer of $10,000 per month. If Mr. Majteles's services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to 10% of the funds' net gain or net loss on the investment during the term of the agreement, offset by fees that may be paid by the portfolio company to Treehouse Capital or Mr. Majteles directly and, except in some cases, the amount of the retainer paid to Treehouse Capital. Under that agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to stockholders of any company for which he serves as a member of the board of directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a director of Artisoft pursuant to that agreement.

        September 2002 Financing.    On September 27, 2002, we issued and sold an aggregate of 317,466 shares of our common stock at a per share cash purchase price of $6.30 to Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. To our knowledge, each of these investors is in the business of investing in equity and equity-related securities and used cash assets available to their businesses in order to purchase the shares of common stock acquired by them in the transaction. Under the purchase agreement with respect to this September 2002 financing, the investors received the right to designate a director, to be selected by Special Situations Fund III., L.P., on Artisoft's board of directors, and we are required to use our best efforts to cause that designee to be elected to the board of directors.

        The issuance and sale of shares of common stock in the September 2002 financing resulted in antidilution adjustments to the series B preferred stock and the warrants issued in the 2001 financing. Immediately following the September 2002 financing each share of series B preferred stock was convertible into approximately .3968 of a share of common stock and accordingly was voted on a basis equal to approximately .3968 of a vote for each share of series B preferred stock. In addition, the per share exercise price of each warrant issued in the 2001 financing was reduced from $22.50 to $6.30.

        Following the September 2002 financing, affiliates of Messrs. Marxe and Greenhouse acquired an additional 404,171 shares of our common stock in open market purchases. Therefore, as of December 31, 2002 and assuming the conversion of all shares of series B preferred stock and the exercise of all of the warrants they beneficially own, Austin W. Marxe and David M. Greenhouse held an aggregate beneficial ownership interest in our common stock of approximately 45.9%, consisting of, in the aggregate:

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  721,637 shares of common stock, representing approximately 24.3% of our outstanding shares of common stock;

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  2,100,000 shares of our series B preferred stock, representing 75% of our outstanding shares of series B preferred stock and convertible into approximately 833,332 shares of our common stock; and

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  warrants to purchase 350,000 shares of our common stock at a per share purchase price equal to $6.30.

        In addition, following the September 2002 financing Austin W. Marxe and David M. Greenhouse, through their affiliates have the right to elect the two directors which may be elected by the holders of the series B preferred stock and the right to designate an additional director, which Artisoft must use its best efforts to cause to be elected.

        September 2003 Financing.    On September 10, 2003, we issued and sold an aggregate of 2,627,002 shares of our series C preferred stock at a per share cash purchase price of $1.50 and warrants to purchase an aggregate of 2,627,002 shares of common stock at a per share purchase price of $1.88 to several investors, none of whom is affiliated with Messrs. Marxe and Greenhouse. We completed the September 2003 financing following the authorization and approval of the financing by our stockholders at a special meeting held on September 9, 2003. Affiliates of Messrs. Marxe and Greenhouse holding Artisoft securities beneficially owned by Messrs. Marxe and Greenhouse were parties to a voting agreement under which they agreed to vote all of their Artisoft securities to authorize and approve the financing.

        The issuance and sale of series C preferred stock in the September 2003 financing resulted in antidilution adjustments to the series B preferred stock and the warrants issued in the 2001 financing. It also required Artisoft to issue additional shares of common stock pursuant to the purchase price adjustment terms of the September 2002 financing. Following the issuance and sale of series C preferred stock, each share of series B preferred stock is now convertible into approximately 1.22 shares of common stock and may vote on a basis of approximately 1.22 votes for each share of series B preferred stock and the per share exercise price of the warrants issued in the 2001 financing has been reduced from $6.30 to $1.50. In addition, Artisoft issued to Special Situations Funds III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P., as assignee of certain of the shares purchased by Special Situations Technology Fund, L.P. in the September 2002 financing, pro rata based upon their participation in the September 2002 financing, an aggregate of 660,327 shares of common stock pursuant to the purchase price adjustment terms of the September 2002 financing. Therefore, following the September 2003 financing and assuming the conversion of all shares of series B preferred stock and the exercise of all of the warrants they beneficially own, Austin W. Marxe and David M. Greenhouse, through their affiliates, held an aggregate beneficial ownership interest in our common stock of approximately 65.5%, consisting of, in the aggregate:

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  1,381,964 shares of common stock, representing approximately 37.9% of our outstanding shares of common stock;

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  2,100,000 shares of our series B preferred stock, representing 75% of our outstanding shares of series B preferred stock and convertible into approximately 2,566,661 shares of our common stock; and

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  warrants to purchase 350,000 shares of our common stock at a per share purchase price equal to $1.50.

        In addition, Messrs. Marxe and Greenhouse retain control over the election of up to three of our directors and have exercised that control to have Robert J. Majteles elected a director by the holders of our series B preferred stock. On September 12, 2003, the holders of our series C preferred stock exercised their class voting rights to elect Steven C. Zahnow as a director. Therefore, our board of directors currently comprises seven directors, including Mr. Majteles, with Messrs. Marxe and Greenhouse controlling the election of up to two additional directors.

Executive Agreements

        We have change in control agreements with:

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  Steven G. Manson, our President and Chief Executive Officer;

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  Christopher Brookins, our Vice President of Development and Chief Technology Officer;

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  Paul Gregory Burningham, our former Vice President of Sales; and

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  Michael J. O'Donnell, our former Chief Financial Officer.

        The agreements provide that in the event of a change in control of Artisoft and a termination of the executive's employment within two years of the change in control either without cause or by the executive for "good reason," such as a reduction in duties and responsibilities:

  •
  all of the executive's unvested options vest and become exercisable in full; and

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  we will pay executives other than the Chief Executive Officer a lump sum equal to one year's base salary plus bonus and we will pay the Chief Executive Officer a lump sum equal to two years' base salary plus bonus.

        In addition, executives other than the Chief Executive Officer will be entitled to other employee benefits that they would otherwise have received for a one-year period after the termination of employment. In the case of the Chief Executive Officer, he will be entitled to other employee benefits for a two-year period after the termination of employment.

        Austin W. Marxe and David M. Greenhouse have advised us that in October 2002 one of their affiliates purchased shares of our common stock on the open market. This acquisition of common stock on the open market by a stockholder with their ownership interest in Artisoft falls within the definition of "change in control" for the purpose of the change in control agreements. Therefore, each of the executives named above will receive benefits under its change in control agreement in the event his employment at Artisoft is terminated prior to October 2004 either without cause or by the executive for good reason.

        Mr. Burningham's employment at Artisoft ceased in June 2003. Mr. Burningham is receiving all of the benefits described above under his change in control agreement. Mr. O'Donnell's employment at Artisoft ceased in March 2003. Mr. O'Donnell is receiving all of the benefits described above under his change in control agreement.

        The Artisoft name and logo and the TeleVantage product name are trademarks or registered trademarks of Artisoft. This prospectus also includes trademarks of other companies.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our revenues are dependent upon sales of a single family of products, and our business will fail, if we do not increase sales of those products.

        Our revenues are derived from sales of a single family of products, TeleVantage. If we are not able to increase sales of these products, our business will fail. TeleVantage is a relatively new product in the emerging market for software-based phone systems and it is difficult to predict when or if sales of TeleVantage will increase substantially or at all. We face a substantial risk that our sales will continue to not cover our operating expenses and that we will continue to incur operating losses.

We have a history of losses and expect to incur future losses.

        We had operating losses for the fiscal year ended June 30, 2003 and in each of the last nine fiscal years. We also had negative cash flow from operating activities in four out of the last eight fiscal years. If our revenues do not increase significantly we may never achieve profitability, on a sustained basis or at all, or generate positive cash flow in the future. In that case our business will fail. We expect to incur significant future operating losses and negative cash flows.

Our operating results vary, making future operating results difficult to predict and adversely affecting the price of our common stock.

        Our operating results have in the past fluctuated, and may in the future fluctuate, from quarter to quarter. The resulting continued unpredictability of our operating results could depress the market price of our common stock, particularly if operating results do not meet the expectations of public market analysts or investors. Factors that contribute to fluctuations in our operating results include:

  •
  the extent and timing of sales to significant customers, particularly Toshiba;

  •
  our ability to develop, introduce and market enhancements to our TeleVantage family of products;

  •
  changes in pricing policies or price reductions by us or our competitors;

  •
  variations in sales by our value-added resellers and distributors; and

  •
  variations in product returns.

        Sales in any quarter are dependent primarily on orders booked and shipped in that quarter and are not predictable with any degree of certainty. In addition, our expense levels are based, in part, on our expectations as to future revenues. If revenue levels are below our expectations, net loss may be disproportionately affected due to fixed costs related to generating our revenues.

We rely upon the availability to market Televantage of distributors, resellers and original equipment manufacturers and the ability of these organizations to pay for the products they purchase from us.

        If distributors, resellers and original equipment manufacturers in the software industry choose not to focus their marketing efforts on software-based phone systems or on products competitive with TeleVantage, our sales efforts will be materially adversely affected. In the fiscal year 2003, our distributor, Paracon, accounted for 42% of our total net sales. In fiscal year 2002, Paracon accounted for 32% of our total net sales. In fiscal year 2001, Paracon accounted for approximately 21% of our total net sales, our original equipment manufacturer, Intel, accounted for 14% of our total net sales. No additional services revenue is anticipated under our joint development agreement with Intel. We depend upon the availability of distribution outlets similar to these relationships to market TeleVantage. In addition, our operating results would be adversely affected if one of our major distributors, resellers or original equipment manufacturers fails to pay us for the products they purchase from us. At June 30, 2003, Paracon represented approximately 36% of our outstanding trade receivables. At June 30, 2002, Paracon represented approximately 36% of our outstanding trade receivables. Our relationship with Paracon is through its subsidiary Scansource, which is doing business as Catalyst Telecom.

Our common stock may be delisted from the NASDAQ SmallCap Market and transferred to the over-the-counter electronic bulletin board or the Pink Sheets, which would reduce the liquidity of our common stock and may depress the price of our common stock.

        If our common stock is delisted from the NASDAQ SmallCap Market, the listing of our common stock may be transferred to the over-the-counter electronic bulletin board, also referred to as the OTCBB, or the Pink Sheets. The listing of our common stock on the OTCBB or the Pink Sheets would materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, such delisting would materially adversely affect our access to the capital markets, and the limited liquidity and reduced price of our common stock would materially adversely affect our ability to raise capital through alternative financing sources on terms applicable to us or at all.

        Under the continuing listing requirement applicable to our listing on the NASDAQ SmallCap Market, we are required to maintain a minimum stockholders' equity of $2.5 million. At March 31, 2003, our stockholders' equity was $1.3 million. In May 2003, the NASDAQ Listing Qualifications Hearings Department notified us that the listing of our common stock on the NASDAQ SmallCap Market is being maintained via a temporary exception from the $2.5 million minimum stockholders' equity continuing listing requirement. In October 2003, the Listing Qualifications Panel advised us that we had satisfied the terms of our temporary exception based upon the completion of our September 2003 financing. The Listing Qualifications Panel noted, however, that it will continue to monitor our quarterly compliance with the minimum listing requirements. If in the future we do not satisfy the minimum requirements for continued listing, the Listing Qualifications Panel could take any of several actions, including immediately delisting our common stock from the NASDAQ SmallCap Market or imposing additional requirements for the continued listing of our common stock on the NASDAQ SmallCap Market. This could happen, for example, because our stockholders' equity at September 30, 2003, to be disclosed in our quarterly report on Form 10-Q for the quarter then-ended, is less than $2.5 million.

We may need to procure additional third party financing, but financing may not be available when needed or upon terms acceptable to us.

        In order to obtain the funds to continue our operations and meet our working capital requirements, we will require additional equity financing or debt financing. The proceeds from our series C preferred stock financing completed in September 2003 may not be sufficient to meet our business needs. Any additional financing may not be available to us on terms acceptable to us or at all.

The issuance and sale of our securities could have the effect of substantially diluting the interests of our current stockholders.

        If we issue securities of Artisoft, our current stockholders may experience substantial dilution of their ownership in Artisoft. The holders of our series B preferred stock, the holders of common stock issued pursuant to our September 2002 financing and the holders of our series C preferred stock have price-related antidilution protection in the event of future issuances of securities by us. These provisions could substantially dilute your interest in Artisoft in the event of a future financing transaction. In addition, those same investors all have the right to participate in future capital raising transactions by Artisoft. The existence of this right may substantially reduce Artisoft's ability to establish terms with respect to, or enter into, any financing with parties other than the investors. The terms of any additional financing we may enter into may impose substantial constraint on our ability to operate our business as we deem appropriate.

Our market is highly competitive; if we fail to compete successfully, our products will not be successful.

        We compete with other phone system companies, many of which have substantially greater financial, technological, production, sales and marketing and other resources, as well as greater name recognition and larger customer bases, than does Artisoft. Given the greater financial resources of many of our competitors, our products may not be successful or even accepted. The computer telephony industry is highly competitive and is characterized by rapidly evolving industry standards. We believe that the principal competitive factors affecting the markets we serve include:

  •
  product architecture, functionality and features;

  •
  price;

  •
  vendor and product reputation;

  •
  quality of product and support; and

  •
  effectiveness of sales and marketing efforts.

        Our competitors may be able to respond more quickly and effectively than can Artisoft to new or emerging technologies and changes in customer requirements or to devote greater resources than can Artisoft to the development, promotion, sales and support of their products. For example, our competitors could develop products compatible with the Intel SoftSwitch Framework that could displace TeleVantage CTM Suite.

If software-based phone systems do not achieve widespread acceptance, we may not be able to continue our operations.

        Our sole product line, TeleVantage, competes in the newly emerging software-based phone system market, as well as existing traditional, proprietary hardware solutions offered by companies such as Avaya Communications, Nortel Networks Corporation and Siemens Corporation. We do not know if markets will migrate toward software-based phone system solutions. If software-based phone systems do not achieve widespread acceptance or widespread acceptance is delayed, sales of TeleVantage will not increase and may decline. We may then be unable to continue our operations.

Variability in product returns makes it difficult to predict our revenue.

        We are exposed to the risk of product returns from our distributors and value-added resellers, which are estimated and recorded by us as a reduction in sales. Actual returns in any period may exceed our estimates, thereby making it difficult to predict our revenues. To the extent we may, in the future, introduce new products, the predictability and timing of sales to end-users and the management of returns to us of unsold products by distributors and volume purchasers may become more complex.

Our market is subject to changing preferences and technological change; our failure to keep up with these changes would result in our losing market share.

        The introduction of products incorporating new technologies and the emergence of new industry standards could render TeleVantage obsolete and unmarketable. If this occurs, we would likely lose market share. The markets for computer telephony solutions are characterized by rapid technological change, changing customer needs, frequent product introductions and evolving industry standards within the markets for computer technology solutions. Our future success will depend upon our ability to develop and introduce new computer telephony products, including new releases and enhancements, on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers.

Some of our stockholders have acquired a substantial interest in Artisoft and may be able to exert substantial influence over Artisoft's actions.

        Based upon their substantial stock ownership and their director rights, Austin W. Marxe and David M. Greenhouse may be able to exert substantial influence over matters submitted to our stockholders for approval and our management and affairs, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. As of July 31, 2003 and allowing for the antidilutive effects of our September 2003 series C preferred stock financing, Austin W. Marxe and David M. Greenhouse beneficially owned approximately 65.5% of our common stock. In addition, Austin W. Marxe and David M. Greenhouse, through their affiliates, have the right to elect two directors and the right to designate an additional director. Effective as of August 28, 2002, the holders of our series B preferred stock elected Robert J. Majteles to our board of directors. Mr. Majteles was selected for election by an affiliate of Austin W. Marxe and David M. Greenhouse under an agreement among the holders of the series B preferred stock.

        Austin W. Marxe and David M. Greenhouse may elect to sell all or a substantial portion of their Artisoft securities to one or more third parties. In that case, a third party with whom we have no prior relationship could exercise the same degree of control over us as Austin W. Marxe and David M. Greenhouse presently do. In this regard, this prospectus covers the resale by affiliates of Austin W. Marxe and David M. Greenhouse of shares of our common stock representing a 59% beneficial ownership interest in Artisoft, in the aggregate.

If the employment of either of our Chief Executive Officer or our Chief Technology Officer is terminated prior to October 2004 without cause or by the executive for good reason, we will be required to provide substantial benefits to that officer.

        We have change in control agreements with two of our executive officers that provide that in the event of termination of employment of an executive officer within two years of the change in control either without cause or by the executive for "good reason," such as a reduction in duties and responsibilities:

  •
  all of the executive's unvested options vest and become exercisable in full; and

  •
  Artisoft will pay the executive a lump sum equal to one year's, or two years' in the case of the Chief Executive Officer, base salary plus bonus.

        Due to open market purchases of our common stock, a change in control, within the meaning of the change in control agreements, occurred in October 2002. Therefore, each of the executives set forth in the table below will receive benefits under his change in control agreement in the event his employment at Artisoft is terminated prior to 2004 either without cause or for good reason. The salary and bonus of each executive for Artisoft's 2003 fiscal year ended June 30, 2002 is also set forth on the table below.

Name	Title	Fiscal 2003 Salary	Fiscal 2003 Bonus
Steven G. Manson	President and Chief Executive Officer	$210,000	—
Christopher Brookins	Vice President of Development and Chief Technology Officer	$166,400	—

Software errors may damage our reputation, cause loss of customers and increase customer support costs.

        Software products as complex as TeleVantage may contain undetected errors. This could result in damage to our reputation, loss of customers, delay of market acceptance of our products or all of these consequences. We or our customers may find errors in TeleVantage or any new products after commencement of commercial shipments. In addition, if our products are flawed, or are difficult to use, customer support costs could rise.

We rely on third-party technology and hardware products. This technology may contain undetected errors, be superseded or may become unavailable, thereby limiting our ability to sell, and the performance of, our products.

        Our TeleVantage operates on hardware manufactured by Intel. To the extent that this hardware becomes unavailable or in short supply we could experience delays in shipping TeleVantage to our customers. In addition, we are dependent on the reliability of this hardware and to the extent the hardware has defects it will affect the performance of TeleVantage. If the hardware becomes unreliable, does not perform in a manner that is acceptable to our customers or becomes more expensive, sales of TeleVantage could fall.

        Because our products run only on Microsoft Windows NT servers and use other Microsoft Corporation technologies, including the Microsoft Data Engine, a decline in market acceptance for Microsoft technologies or the increased acceptance of other server technologies could cause us to incur significant development costs and could have a material adverse effect on our ability to market our current products.

Any failure by us to protect our intellectual property could harm our business and competitive position.

        Our success is dependent upon our software code base, our programming methodologies and other intellectual properties. If we are unable to protect these properties, we will not be able to remain technologically competitive and our business will suffer. To protect our proprietary technology, we rely primarily on a combination of trade secret laws and nondisclosure, confidentiality, and other agreements and procedures, as well as copyright and trademark laws. These laws and actions may afford only limited protection. We may not be able to deter misappropriation of our proprietary information or to prevent the successful assertion of an adverse claim to software utilized by us. In addition, we may not be able to detect unauthorized use and take effective steps to enforce our intellectual property rights. In selling our products, we rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of some jurisdictions. In addition, the laws of some foreign countries provide substantially less protection to our proprietary rights than do the laws of the United States.

If we are not able to hire and retain qualified personnel, we will be hindered in our efforts to maintain and expand our business.

        We are dependent on our ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the ongoing research and development required to develop and enhance our software products and introduce enhanced future products. If we are not able to hire and retain qualified personnel, we will be hindered in our efforts to maintain and expand our business. The computer telephony industry is characterized by rapid technological change, changing customer needs, frequent product introductions and evolving industry standards. These characteristics require a high degree of industry-specific technological and operational understanding. A high level of employee mobility and aggressive recruiting of skilled personnel characterize our industry. There can be no assurance that our current employees will continue to work for us or that we will be able to hire additional employees on a timely basis or at all. We expect to grant additional stock options and provide other forms of incentive compensation to attract and retain key technical and executive personnel. These additional incentives will lead to higher compensation costs in the future and may adversely affect our future results of operations.

Our stock price may be adversely affected by our antitakeover defenses.

        Provisions of our certificate of incorporation and bylaws and of Delaware law could have the effect of delaying, deferring or preventing an acquisition of our company. These provisions may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the market price of our common stock. Our board of directors, except for directors elected by the holders of our series B preferred stock and directors elected by the holders of our series C preferred stock, is divided into three classes, each of which serves a three year term, and our stockholders do not have the ability to call special stockholder meetings. Therefore, a two-year period is required to elect directors representing a majority of our non-preferred stock directors. Gaining control of our board of directors is further complicated by the presence of one director elected solely by the holders of our series B preferred stock, the presence of one director elected solely by the holders of our series C preferred stock and the right of the holders of our series B preferred stock to elect an additional director. These issues relating to the election of our directors are an example of our antitakeover provisions that may frustrate potential acquirors.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates", "believes", "estimates", "expects", "intends", "may", "plans", "projects", "will", "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, the reasonable fees and expenses of one counsel for the selling stockholders, the reasonable expenses of the selling stockholders incurred in connection with the registration of the shares covered by this prospectus, and fees and expenses of our counsel and our accountants.

        A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of common stock purchase warrants issued under a purchase agreement dated as of August 8, 2001 and under a purchase agreement dated as of June 27, 2003. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. As of the date of this prospectus, the per share exercise price of the warrants issued pursuant to the August 8, 2001 purchase agreement is $1.50 and the per share purchase price of the warrants issued pursuant to the June 27, 2003 purchase agreement is $1.88. Therefore, we may receive up to an aggregate of approximately $5.6 million upon the exercise of the warrants. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

SELLING STOCKHOLDERS

        The shares of common stock being sold by the selling stockholders consist of:

  •
  3,422,217 shares of our common stock issuable upon conversion of 2,800,000 shares of our series B preferred stock issued pursuant to a purchase agreement dated as of August 8, 2001;

  •
  466,666 shares of our common stock issuable upon exercise of warrants to purchase 466,666 shares of our common stock issued pursuant to a purchase agreement dated as of August 8, 2001;

  •
  977,794 shares of our common stock issued pursuant to a purchase agreement dated as of August 8, 2002;

  •
  2,627,002 shares of our common stock issuable upon conversion of 2,627,002 shares of our series C preferred stock issued pursuant to a purchase agreement dated as of June 27, 2003; and

  •
  2,627,002 shares of our common stock issuable upon exercise of warrants to purchase 2,627,002 shares of our common stock issued pursuant to a purchase agreement dated as of June 27, 2003.

        On August 8, 2001 and on November 14, 2001, we sold an aggregate of 2,800,000 shares of our series B preferred stock at a per share price equal to $2.50 and warrants to purchase approximately 466,666 shares of our common stock in a private placement. The warrants are, in general, exercisable at any time until September 30, 2006 and were initially issued with an initial exercise price equal to $22.50 per share. The series B preferred stock is convertible at the option of the holder at any time into shares of our common stock and carried an initial conversion price of $15.00 per share. Consequently each share of series B preferred stock was initially convertible into .1667 of a share of common stock. The conversion price of the series B preferred stock and the exercise price of the common stock purchase warrants are subject to adjustment, with limited exceptions, in the event that we issue securities below the then-effective conversion price or the exercise price, as the case may be. We granted registration rights to the investors in this financing with respect to the resale of shares of our common stock issuable upon conversion of the shares of series B preferred stock and upon exercise of the common stock purchase warrants. These registration rights included an obligation to register for resale any additional shares of common stock issuable upon conversion of the series B preferred stock as a result of any adjustments to the conversion price of the series B preferred stock.

        On September 27, 2002, we sold an aggregate of 317,466 shares of our common stock at a per share price equal to $6.30 in a private placement. The shares of common stock issued in this transaction are subject to purchase price adjustments, with limited exceptions, in the event during the 24-month period following the effectiveness of the registration statement of which this prospectus forms a part we issue or sell securities at a common stock equivalent per share price lower than $6.30. In the event of a purchase price adjustment, we are required to issue additional shares of common stock with respect to the shares of common stock issued in this transaction for no additional consideration. We granted registration rights to the investors in this financing with respect to the resale of the shares of our common stock issued in the September 2002 transaction including any additional shares issued as a result of purchase price adjustments.

        On September 10, 2003, we sold an aggregate of 2,627,002 shares of our series C preferred stock at a per share price equal to $1.50 and warrants to purchase 2,627,002 shares of our common stock in a private placement. The warrants are, in general, exercisable at any time until June 27, 2010 and were issued with an initial exercise price equal to $1.88 per share. The series C preferred stock is convertible at the option of the holder at any time into shares of our common stock and carries an initial conversion price of $1.88 per share. Consequently each share of series C preferred stock is initially convertible into one share of common stock. The conversion price of the series C preferred stock and the exercise price of the common stock purchase warrants are subject to adjustment, with limited exceptions, in the event that we issue securities below the then-effective conversion price or the exercise price, as the case may be. We granted registration rights to the selling stockholders with respect to the resale of shares of our common stock issuable upon conversion of the shares of series C preferred stock and upon exercise of the common stock purchase warrants. These registration rights included an obligation to register for resale any additional shares of common stock issuable upon conversion of the series C preferred stock as a result of any adjustments to the conversion price of the series C preferred stock.

        The sale of common stock in September 2002 resulted in adjustments to the conversion price of the series B preferred stock and the exercise price of the warrants sold in 2001. Following the September 2002 sale of common stock, the conversion price of the series B preferred stock was reduced from $15.00 to $6.30 per share and each share of series B preferred stock thereby became convertible into approximately .3968 of a share of common stock. In addition, following the September 2002 sale of common stock, the per share exercise price of each warrant issued in August and November 2001 was reduced from $22.50 to $6.30.

        The sale of series C preferred stock in September 2003 resulted in adjustments to the conversion price of the series B preferred stock and the exercise price of the warrants sold in 2001, as well as adjustments to the purchase price of the common stock sold in our September 2002 financing. Following the September 2003 sale of series C preferred stock, the conversion price of the series B preferred stock was reduced from $6.30 to $2.045455 per share, each share of series B preferred stock thereby became convertible into approximately 1.22 shares of common stock and the per share exercise price of each warrant issued in 2001 was reduced from $6.30 to $1.50. In addition, following the September 2003 sale of series C preferred stock, an aggregate of an additional 660,327 shares of common stock were issued to the holders, or their assignees, of our common stock sold in our September 2002 financing as a result of the purchase price adjustment terms applicable to our September 2002 financing.

        In accordance with the registration rights granted to the selling stockholders, Artisoft has filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus or interests therein from time to time on the NASDAQ Stock Market, in privately negotiated transactions or otherwise. Artisoft has also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for the resale thereof by the selling stockholders.

        The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued with respect to the shares of common stock, series B preferred stock, series C preferred stock or the common stock purchase warrants as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events. It does not cover any shares of common stock that may be issued due to price-related adjustments following the date of this prospectus to the conversion price of the series B preferred stock or the series C preferred stock or purchase price adjustments following the date of this prospectus to the common stock issued in September 2002.

        As of September 15, 2003, we had 2,989,460 shares of common stock issued and outstanding. The following table sets forth, to our knowledge, information about the selling stockholders as of September 15, 2003 and assumes the issuance of an additional 660,327 shares of our common stock to the holders, or their assignees, of our common stock sold in our September 2002 financing as a result of the purchase price adjustment terms applicable to our September 2002 financing. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after September 15, 2003 through the exercise or conversion of any stock option, warrant, preferred stock or other right. Unless otherwise indicated below, to our knowledge, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Stockholder			Number of Shares of Common Stock Being Offered
	Number	Percentage		Number	Percentage
Special Situations Fund III, L.P.(2)(19)	2,382,236	45.5%	2,114,118	268,118	5.8%
Lagunitas Partners, LP(3)(20)	1,049,053	22.3%	1,048,877	166	*
Special Situations Cayman Fund, L.P.(4)(19)	774,395	18.5%	704,721	69,671	1.8%
Special Situations Private Equity Fund, L.P.(5)(19)	774,395	18.5%	704,721	69,671	1.8%
Special Situations Technology Fund II, L.P.(6)(19)	326,258	8.4%	310,197	16,061	*
Gruber & McBaine International(7)(20)	327,776	8.2%	327,776	0	—
Pathfinder Ventures II, L.L.C.(8)	269,896	6.9%	2,800,000	0	—
Constable Capital, LLC(9)(21)	267,899	6.8%	462,414	0	—
Jon D. Gruber(10)(20)	289,127	4.8%	187,778	101,349	2.8%
Constable Capital QP, LLC(6)(21)	137,586	3.6%	137,586	0	—
Gary Kohler(11)	133,334	3.5%	133,334	0	—
Special Situations Technology Fund, L.P.(12)(19)	63,840	1.7%	60,697	3,143	*
Robert G. Allison(13)(22)	60,000	1.6%	60,000	0	—
USB Piper Jaffray as Custodian FBO Bradley A. Erickson IRA(13)(22)	60,000	1.6%	60,000	0	—

Daniel S. & Patrice M. Perkins Joint WROS(13)	60,000	1.6%	60,000	0	—
Richard C. Perkins(13)	60,000	1.6%	60,000	0	—
E. Terry Skone(13)(22)	60,000	1.6%	60,000	0	—
David M. Westrum (13)(22)	60,000	1.6%	60,000	0	—
Alice Ann Corporation(14)(22)	40,000	1.1%	40,000	0	—
William H. Baxter TTEE FBO William H. Baxter Rev Tr U/A DTD 7/3/96(14)(22)	40,000	1.1%	40,000	0	—
Gary A. Bergren(14)(22)	40,000	1.1%	40,000	0	—
David C. & Carole A. Brown TTEE's FBO David C. & Carole A. Brown REV TR U/A DTD 10/23/97(14) (22)	40,000	1.1%	40,000	0	—
Craig L. Campbell(14)(22)	40,000	1.1%	40,000	0	—
USB Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA(14)(22)	40,000	1.1%	40,000	0	—
Dennis D. Gonyea(14)(22)	40,000	1.1%	40,000	0	—
Dorothy J. Hoel(14)(223)	40,000	1.1%	40,000	0	—
USB Piper Jaffray as Custodian FBO Charles W. Pappas IRA(14)(22)	40,000	1.1%	40,000	0	—
USB Piper Jaffray as Custodian FBO Richard C. Perkins IRA(14)	40,000	1.1%	40,000	0	—
John T. Potter(14)(22)	40,000	1.1%	40,000	0	—
USB Piper Jaffray as Custodian FBO David H. Potter IRA Rollover(14)(22)	40,000	1.1%	40,000	0	—
Dr. Paul C. & Nancy S. Seel Jt WROS(14)(22)	40,000	1.1%	40,000	0	—
Manuel A. Villafana(14)(22)	40,000	1.1%	40,000	0	—
Shawn P. Weinand(14)(22)	40,000	1.1%	40,000	0	—
F/B/O Jonathan Wyatt Gruber Trust dated December 30, 1975(15)(20)	37,220	*	37,220	0	—
F/B/O Lindsay Deroy Gruber Trust dated December 27, 1976(16)(20)	37,220	*	37,220	0	—
Anne S. Chudnofsky(17)(22)	32,000	0.9%	32,000	0	—
Donald O. & Janet M. Voight TTEE's FBO Janet M. Voight TR U/D DTD 8/29/96(17)(22)	32,000	0.9%	32,000	0	—
USB Piper Jaffray as Custodian FBO James G. Peters IRA(18)(22)	30,000	0.8%	30,000	0	—

*
Less than 1%

(1)
We do not know when or in what amounts a selling stockholder may dispose of the shares or interests therein. The selling stockholders may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)
Consists of the following shares covered by this prospectus (1) 530,785 shares of common stock, (2) 1,393,333 shares of common stock issuable upon conversion of 1,140,000 shares of our series B preferred stock and (3) 190,000 shares of common stock issuable upon exercise of common stock purchase warrants, as well as 268,118 shares of common stock which are not covered by this prospectus.

(3)
Consists of the following shares covered by this prospectus (1) 547,553 shares of common stock issuable upon conversion of 448,000 shares of our series B preferred stock, (2) 213,334 shares of common stock issuable upon conversion of 213,334 shares of our series C preferred stock and (3) 288,000 shares of common stock issuable upon exercise of common stock purchase warrants, as well as 166 shares not covered by this prospectus

(4)
Consists of the following shares covered by this prospectus (1) 176,946 shares of common stock, (2) 464,442 shares of common stock issuable upon conversion of 380,000 shares of our series B preferred stock and (3) 63,333 shares of common stock issuable upon exercise of common stock purchase warrants, as well as 69,671 shares of common stock which are not covered by this prospectus.

(5)
Consists of the following shares covered by this prospectus (1) 176,946 shares of common stock, (2) 464,442 shares of common stock issuable upon conversion of 380,000 shares of our series B preferred stock and (3) 63,333 shares of common stock issuable upon exercise of common stock purchase warrants, as well as 69,671 shares of common stock which are not covered by this prospectus.

(6)
Consists of the following shares covered by this prospectus (1) 77,877 shares of common stock, (2) 204,441 shares of common stock issuable upon conversion of 167,270 shares of our series B preferred stock and (3) 27,879 shares of common stock issuable upon exercise of common stock purchase warrants, as well as 16,061 shares of common stock which are not covered by this prospectus.

(7)
Consists of the following shares covered by this prospectus (1) 171,109 shares of common stock issuable upon conversion of 140,000 shares of our series B preferred stock, (2) 66,667 shares of common stock issuable upon conversion of 66,667 shares of our series C preferred stock and (3) 90,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(8)
Represents: (1) 1,400,000 shares of common stock issuable upon conversion of 1,400,000 shares of our series C preferred stock (subject to the conversion limitation described below) and (2) 1,400,000 shares of common stock issuable upon exercise of common stock purchase warrants (subject to the exercise limitation described below) issued pursuant to our June 27, 2003 purchase agreement. Affiliates of Pathfinder Ventures II, L.L.C. beneficially own an additional 122,032 shares of common stock not covered by this prospectus. However, the aggregate number of shares of common stock that a holder of series C preferred stock or common stock purchase warrants issued pursuant to our June 27, 2003 purchase agreement may acquire upon conversion or exercise is limited to the extent necessary to ensure that, following such conversion or exercise, as the case may be, of those securities the total number of shares of common stock then beneficially owned by such holder or any affiliate thereof does not exceed 9.999% of the total number of issued and outstanding shares of common stock giving effect to such conversion or exercise. Therefore, in accordance with the rules of the SEC, Pathfinder Ventures II, L.L.C. beneficially owns only 269,896 shares of common stock. However, the maximum number of shares of common stock issuable upon conversion or exercise, as the case may be, of the series C preferred stock and common stock purchase warrants held by Pathfinder Ventures II, L.L.C. (without giving effect to the conversion and exercise limitation mentioned above) are covered by, and may eventually be sold pursuant to, this prospectus, to the extent that Pathfinder Ventures II, L.L.C. has been able, at the time of such sale, to convert or exercise such securities in compliance with the 9.999% conversion or exercise restriction mentioned above.

(9)
Constable Capital, LLC holds the following securities covered by this prospectus (1) 231,207 shares of common stock issuable upon conversion of 231,207 shares of our series C preferred stock and (2) 231,207 shares of common stock issuable upon exercise of common stock purchase warrants issued pursuant to our June 27, 2003 purchase agreement. Constable Capital QP, LLC holds the following shares covered by this prospectus (1) 68,793 shares of common stock issuable upon conversion of 68,793 shares of our series C preferred stock and (2) 68,793 shares of common stock issuable upon exercise of common stock purchase warrants pursuant to our June 27, 2003 purchase agreement. However, the aggregate number of shares of common stock that a holder of series C preferred stock or common stock purchase warrants issued pursuant to our June 27, 2003 purchase agreement may acquire upon conversion or exercise, as the case may be, of those securities is limited to the extent necessary to ensure that, following such conversion or exercise, the total number of shares of common stock then beneficially owned by such holder or any affiliate thereof does not exceed 9.999% of the total number of issued and outstanding shares of common stock giving effect to such conversion or exercise. Therefore, in accordance with the rules of the SEC, Constable Capital, LLC or Constable Capital QP, LLC beneficially own in the aggregate only 405,485 shares of common stock. However, the maximum number of shares of common stock issuable upon conversion or exercise, as the case may be, of the series C preferred stock and common stock purchase warrants held by Constable Capital, LLC and Constable Capital QP, LLC, as applicable, are covered by, and may eventually be sold pursuant to, this prospectus, to the extent that Constable Capital, LLC or Constable Capital QP, LLC, as applicable, has been able, at the time of such sale, to convert or exercise such securities in compliance with the 9.999% conversion or exercise restriction mentioned above.

(10)
Consists of the following shares covered by this prospectus (1) 97,777 shares of common stock issuable upon conversion of 80,000 shares of our series B preferred stock, (2) 38,334 shares of common stock issuable upon conversion of 38,334 shares of our series C preferred stock and (3) 51,667 shares of common stock issuable upon exercise of common stock purchase warrants, as well as 101,349 shares of common stock which are not covered by this prospectus and over which Jon D. Gruber has voting or dispositive control.

(11)
Consists of the following shares covered by this prospectus (1) 66,667 shares of common stock issuable upon conversion of 66,667 shares of our series C preferred stock and (2) 66,667 shares of common stock issuable upon exercise of common stock purchase warrants.

(12)
Consists of the following shares covered by this prospectus (1) 15,239 shares of common stock, (2) 40,003 shares of common stock issuable upon conversion of 32,730 shares of our series B preferred stock and (3) 5,455 shares of common stock issuable upon exercise of common stock purchase warrants, as well as 3,143 shares of common stock which are not covered by this prospectus.

(13)
Consists of the following shares covered by this prospectus (1) 30,000 shares of common stock issuable upon conversion of 30,000 shares of our series C preferred stock and (2) 30,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(14)
Consists of the following shares covered by this prospectus (1) 20,000 shares of common stock issuable upon conversion of 20,000 shares of our series C preferred stock and (2) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(15)
Consists of the following shares covered by this prospectus (1) 19,554 shares of common stock issuable upon conversion of 16,000 shares of our series B preferred stock, (2) 7,500 shares of common stock issuable upon conversion of 7,500 shares of our series C preferred stock and (3) 10,166 shares of common stock issuable upon exercise of common stock purchase warrants.

(16)
Consists of the following shares covered by this prospectus (1) 19,554 shares of common stock issuable upon conversion of 16,000 shares of our series B preferred stock, (2) 7,500 shares of common stock issuable upon conversion of 7,500 shares of our series C preferred stock, and (3) 10,166 shares of common stock issuable upon exercise of common stock purchase warrants.

(17)
Consists of the following shares covered by this prospectus (1) 16,000 shares of common stock issuable upon conversion of 16,000 shares of our series C preferred stock and (2) 16,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(18)
Consists of the following shares covered by this prospectus (1) 15,000 shares of common stock issuable upon conversion of 15,000 shares of our series C preferred stock and (2) 15,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(19)
MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc., MG Advisers, L.L.C. and SST Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(20)
Gruber & McBaine Capital Management, LLC is the general partner of Lagunitas Partners, L.P. Gruber & McBaine Capital Management, LLC is the investment adviser to Gruber & McBaine International. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Capital Management, LLC, and they and Eric B. Swergold are portfolio managers for Gruber & McBaine Capital Management, LLC. Gruber & McBaine Capital Management, LLC has discretionary investment power over the portfolio securities held by Lagunitas Partners, L.P. and Gruber & McBaine International, including the power to vote such securities. Jon D. Gruber has discretionary investment power over the F/B/O Jonathan Wyatt Gruber Trust dated December 30, 1975 and the F/B/O Lindsay Deroy Gruber Trust dated December 27, 1976.

(21)
Constable Advisors, LLC is the managing member of, and has voting and dispositive control over securities held by, each of Constable Capital, LLC and Constable Capital QP, LLC.

(22)
Perkins Capital Management, Inc. has dispositive control over shares held by each of Alice Ann Corporation, Robert G. Allison, William H. Baxter TTEE FBO William H. Baxter Rev Tr U/A DTD 7/3/96, Gary A. Bergren, David C. & Carole A. Brown TTEE's FBO David C. & Carole A. Brown REV TR U/A DTD 10/23/97, Craig L. Campbell, USB Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA, USB Piper Jaffray as Custodian FBO Bradley A. Erickson IRA, Dennis D. Gonyea, Dorothy J. Hoel, USB Piper Jaffray as Custodian FBO Charles W. Pappas IRA, John T. Potter, Dr. Paul C. & Nancy S. Seel Jt WROS, E. Terry Skone, Manuel A. Villafana, Shawn P. Weinand, David M. Westrum, USB Piper Jaffray as Custodian FBO David H. Potter IRA Rollover, Anne S. Chudnofsky, Donald O. & Janet M. Voight TTEE's FBO Janet M. Voight TR U/D DTD 8/29/96 and USB Piper Jaffray as Custodian FBO James G. Peters IRA.

        Effective as of August 28, 2002, the holders of our series B preferred stock elected Robert J. Majteles to our board of directors. Prior to the election of Mr. Majteles to the board of directors of the Company, the board of directors was comprised of five directors. Mr. Majteles is the managing member of Treehouse Capital, LLC, an investment firm. Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse Capital, LLC pursuant to which Treehouse Capital, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. Pursuant to this agreement, the funds pay Treehouse Capital a retainer of $10,000 per month. If Mr. Majteles's services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to 10% of the funds' net gain or net loss on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse Capital or Mr. Majteles directly and, except in some cases, the amount of the retainer paid to Treehouse Capital. Under that agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to stockholders of any company for which he serves as a member of the board of directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a director of Artisoft pursuant to that agreement.

        Effective as of September 12, 2003, the holders of our series C preferred stock elected Steven C. Zahnow to our board of directors. Prior to the election of Mr. Zahnow to the board of directors of the Company, the board of directors was comprised of six directors. Steven C. Zahnow is a managing member of RRS Ventures, L.L.C., the managing partner of Pathfinders Ventures II, L.L.C., a selling stockholder.

        Other than as set forth in the immediately preceding two paragraphs and in the table above, none of the selling stockholders has held any position or office with, and has not otherwise had a material relationship with, Artisoft or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. However, upon any exercise of the warrants issued pursuant to the purchase agreement dated as of August 8, 2001 or the purchase agreement dated as of June 27, 2003 by payment of cash, we will receive the exercise price of the warrants. As of the date of this prospectus, the per share exercise price of the warrants issued pursuant to the August 8, 2001 purchase agreement is $1.50 and the per share purchase price of the warrants issued pursuant to the June 27, 2003 purchase agreement is $1.88.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement which includes this prospectus.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statements or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

EXPERTS

        The consolidated balance sheets of Artisoft, Inc. and its subsidiaries as of June 30, 2003 and 2002 and the consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

  •
  our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the Securities and Exchange Commission on September 29, 2003;

  •
  our Current Report on Form 8-K dated July 22, 2003, filed with the Securities and Exchange Commission on July 22, 2003;

  •
  our Current Report on Form 8-K dated September 10, 2003, filed with the Securities and Exchange Commission on September 18, 2003;

  •
  our Current Report on Form 8-K dated October 3, 2003, filed with the Securities and Exchange Commission on October 6, 2003;

  •
  our Current Report on Form 8-K dated October 30, 2003, filed with the Securities and Exchange Commission on October 30, 2003;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 13, 1991, as updated by our Current Report on Form 8-K dated September 10, 2003, filed with the Securities and Exchange Commission on September 18, 2003; and

  •
  all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

    Artisoft, Inc.
    5 Cambridge Center
    Cambridge, Massachusetts 02142
    Attention: Duncan G. Perry
    Telephone: (617) 354-0600

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

A. Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Artisoft, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$2,230
Legal fees and expenses	$20,000
Accounting fees and expenses	$4,000
Miscellaneous expenses	$2,550

Total Expenses	$28,000

B. Item 15. Indemnification of Directors and Officers.

        Section 102 of the General Corporation Law of Delaware allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Artisoft has included such a provision in its certificate of incorporation.

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Article TENTH of the certificate of incorporation of Artisoft provides that Artisoft has the power to indemnify, and to purchase and maintain insurance for, its directors and officers and shall indemnify its directors and officers against all liability, damage and expense arising from or in connection with service for, employment by or other affiliation with Artisoft to the maximum extent and under all circumstances permitted by law.

        Article VIII of the bylaws of Artisoft contains provisions relating to the indemnification of directors and officers of Artisoft which are consistent with Section 145 of the General Corporation Law of Delaware. It provides that a director of officer of Artisoft (a) shall be indemnified by Artisoft against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any suit, action or proceeding (other than an action by or in the right of Artisoft) brought against him by virtue of his position as a director or officer of Artisoft if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of

Artisoft, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Artisoft against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Artisoft brought against him by virtue of his position as a director or officer of Artisoft if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Artisoft, except that no indemnification shall be made with respect to any matter as which such person shall have been adjudged to be liable to Artisoft, unless a court determines that, despite such adjudication but in view of all of the circumstances of the case, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action suit or proceeding described above, he is required to be indemnified by Artisoft against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. Indemnification is required to be made unless Artisoft determines that the applicable standard of conduct required for indemnification has not been met.

        Artisoft has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

C. Item 16. Exhibits.

Exhibit Number		Description
4.1		The Registrant's Certificate of Incorporation, as amended, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
4.2		The Registrant's Bylaws were filed with the SEC on November 14, 2002 as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 and are herein incorporated by reference.
4.3		Specimen Certificate of the Registrant's Common Stock, $0.01 par value, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
4.4		Specimen Certificate of the Registrant's Series B Preferred Stock, $1.00 par value, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
4.5		Specimen Certificate of the Registrant's Series C Preferred Stock, $1.00 par value, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
5.1		Opinion of Hale and Dorr LLP.
23.1		Consent of KPMG LLP.
23.2		Consent of Hale and Dorr LLP, included in Exhibit 5.1.
24.1	*	Power of Attorney for Steven G. Manson, Duncan G. Perry, Michael P. Downey, Kathryn B. Lewis, Robert H. Goon, Robert J. Majteles and Steven C. Zahnow, included on the signature pages hereof.
99.1		Purchase Agreement dated August 8, 2001 by and among the Registrant and the Investors set forth therein, was filed with the SEC on October 5, 2001 as an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-71014) and is herein incorporated by reference.

99.2	Registration Rights Agreement dated August 8, 2001 by and among the Registrant and the Investors set forth therein, was filed with the SEC on October 5, 2001 as an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-71014) and is herein incorporated by reference.
99.3	Purchase Agreement dated August 8, 2002 by and among the Registrant and the Investors set forth therein, was filed with the SEC on September 30, 2002 as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and is herein incorporated by reference.
99.4	Registration Rights Agreement dated September 27, 2002 by and among the Company and the Investors set forth therein, was filed with the SEC on September 30, 2002 as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and is herein incorporated by reference.
99.5	Purchase Agreement dated June 27, 2003 by and among the Registrant and the Investors set forth therein, as amended, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
99.6	Registration Rights Agreement dated September 10, 2003 by and among the Company and the Investors set forth therein, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
99.7	Form of Warrant issued to the Investors party to the agreements referenced as Exhibits 99.5 and 99.6 hereto, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.

        * Previously filed.

D. Item 17. Undertakings.

  Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

        (2)    That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 3, 2003.

ARTISOFT, INC.

By:	/s/ STEVEN G. MANSON Steven G. Manson President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN G. MANSON Steven G. Manson	President, Chief Executive Officer and Director (Principal Executive Officer)	November 3, 2003
* Duncan G. Perry	Chief Financial Officer (Principal Financial Officer)	November 3, 2003
* Michael P. Downey	Chairman of the Board	November 3, 2003
* Kathryn B. Lewis	Director	November 3, 2003
Francis E. Girard	Director
* Robert H. Goon	Director	November 3, 2003
* Robert J. Majteles	Director	November 3, 2003

* Steven C. Zahnow	Director	November 3, 2003

*By:	/s/ STEVEN G. MANSON Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
4.1
The Registrant's Certificate of Incorporation, as amended, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
4.2		The Registrant's Bylaws were filed with the SEC on November 14, 2002 as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 and are herein incorporated by reference.
4.3		Specimen Certificate of the Registrant's Common Stock, $0.01 par value, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
4.4		Specimen Certificate of the Registrant's Series B Preferred Stock, $1.00 par value, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
4.5		Specimen Certificate of the Registrant's Series C Preferred Stock, $1.00 par value, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
5.1		Opinion of Hale and Dorr LLP.
23.1		Consent of KPMG LLP.
23.2		Consent of Hale and Dorr LLP, included in Exhibit 5.1.
24.1	*	Power of Attorney for Steven G. Manson, Duncan G. Perry, Michael P. Downey, Kathryn B. Lewis, Robert H. Goon, Robert J. Majteles and Steven C. Zahnow, included on the signature pages hereof.
99.1		Purchase Agreement dated August 8, 2001 by and among the Registrant and the Investors set forth therein, was filed with the SEC on October 5, 2001 as an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-71014) and is herein incorporated by reference.
99.2		Registration Rights Agreement dated August 8, 2001 by and among the Registrant and the Investors set forth therein, was filed with the SEC on October 5, 2001 as an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-71014) and is herein incorporated by reference.
99.3		Purchase Agreement dated August 8, 2002 by and among the Registrant and the Investors set forth therein, was filed with the SEC on September 30, 2002 as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and is herein incorporated by reference.
99.4		Registration Rights Agreement dated September 27, 2002 by and among the Company and the Investors set forth therein, was filed with the SEC on September 30, 2002 as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and is herein incorporated by reference.
99.5		Purchase Agreement dated June 27, 2003 by and among the Registrant and the Investors set forth therein, as amended, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
99.6		Registration Rights Agreement dated September 10, 2003 by and among the Company and the Investors set forth therein, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.
99.7		Form of Warrant issued to the Investors party to the agreements referenced as Exhibits 99.5 and 99.6 hereto, was filed with the SEC on September 18, 2003 as an exhibit to the Registrant's Current Report on Form 8-K dated September 10, 2003 and is herein incorporated by reference.

        * Previously filed.

QuickLinks

CALCULATION OF REGISTRATION FEE
STATEMENT PURSUANT TO RULE 429(b)
SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2003
Table of Contents
PROSPECTUS SUMMARY
Artisoft, Inc.
The Offering
Recent Developments
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX